NEWS RELEASE

Investor/Media Contact:
Andrew P. Hines, 973-515-1853
Email: IR@gentek-global.com

GenTek Reports Second Quarter 2006 Operating Profit Improvement of 36%

PARSIPPANY, N.J., August 9, 2006 – GenTek Inc. (NASDAQ: GETI) today announced results for the second quarter ended June 30, 2006. For the second quarter of 2006, GenTek had revenues totaling $223.0 million and operating profit of $16.8 million. This compares to revenues of $202.2 million and operating profit of $12.3 million in the prior-year period. The Company’s manufacturing and performance chemicals businesses both contributed to the 10% sales increase, of which 6% was due to increased copper prices. Both businesses contributed to the 36% increase in operating profit. The Company recorded income from continuing operations of $4.2 million, or $0.39 income per diluted share, compared to an income from continuing operations of $1.3 million, or $0.13 income per diluted share, in the second quarter of 2005.

For the six months ended June 30 2006, GenTek had revenues totaling $437.8 million and operating profit of $29.9 million. This compares to revenues of $402.4 million and operating profit of $17.2 million for 2005. The Company had income from continuing operations of $8.7 million, or $0.82 income per diluted share in 2006, compared to income from continuing operations of $1.5 million, or $0.15 income per diluted share, in the comparable prior-year period.

The increase in revenues in 2006 is attributable to the growth in the performance chemical and the wire-harness businesses. Year over year operating profit improvement has

The Company had $11.9 million of cash and $337.0 million of debt outstanding as of June 30, 2006 and no borrowing outstanding under its revolving credit facility.

For the second quarter of 2006, adjusted EBITDA was $28.4 million compared with $23.7 million in the second quarter of 2005. The majority of this improvement in adjusted EBITDA resulted from reduced selling, general and administrative expenses of $3.0 million, driven by continued operating efficiency initiatives, as well as revenue and margin growth in performance chemicals and manufacturing.

For the six months ended June 30, 2006, adjusted EBITDA was $51.9 million versus $41.5 million in the prior-year period. The majority of this improvement of 25% in adjusted EBITDA resulted from reduced selling, general and administrative expenses of $6.1 million, driven by continued operating efficiency initiatives, as well as revenue and margin growth in performance chemicals and manufacturing.

“We are pleased with our current operating momentum and look to build on this with our recently announced accretive acquisitions in General Chemical and GT Technologies” said William E. Redmond, Jr., GenTek’s president and CEO.

Adjusted EBITDA
The Company has presented adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as a measure of operating results. Adjusted EBITDA reflects removing the impact of any restructuring, impairment, income from discontinued operations and certain one-time items. Adjusted EBITDA is a non-GAAP (Generally Accepted Accounting Principles) measure, and, as such, a reconciliation of adjusted EBITDA to net income is provided in the attached Schedule 2. GenTek has presented adjusted EBITDA as a supplemental financial

About GenTek Inc.
GenTek provides specialty inorganic chemical products and services for treating water and wastewater, petroleum refining, and the manufacture of personal-care products, valve-train systems and components for automotive engines and wire harnesses for large home appliance and automotive suppliers. GenTek operates over 60 manufacturing facilities and technical centers and has more than 6,500 employees.

GenTek’s 2,000-plus customers include many of the world’s leading manufacturers of cars and trucks, heavy equipment, appliances and office equipment, in addition to global energy companies and makers of personal-care products. Additional information about the Company is available at www.gentek-global.com.

Non-GAAP Financial Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release is a reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures calculated in accordance with GAAP.

Forward-looking statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements, other than statements of historical facts, included herein may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that these assumptions and expectations will prove to have been correct. Important factors that could cause actual results to differ from these expectations include, among others, our outstanding indebtedness and leverage; the impact of the restrictions imposed by our indebtedness; our ability to fund and execute our business plan; potential adverse developments with respect to our liquidity or results of operations; the high degree of competition in certain of our businesses, and the potential for new competitors to enter into those businesses; continued or increased price pressure in our markets; customers and suppliers seeking contractual and credit terms less favorable to us; our ability to maintain customers and suppliers that are important to our operations; our ability to attract and retain new customers; the impact of possible substantial future cash funding requirements for our pension plans, including if investment returns on pension assets are lower than assumed; the impact of any possible failure to achieve targeted cost reductions; increases in the cost of raw materials, including energy and other inputs used to make our products; future modifications to existing laws and regulations affecting the environment, health and safety; discovery of unknown contingent liabilities, including

			Schedule 1
	GenTek Inc.
	Consolidated Statement of Operations
(In Millions except per share amounts)(1)
	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	Jun. 30,	Jun. 30,	Jun. 30,	Jun. 30,
	2006	2005	2006	2005
Revenues	$223.0	$202.2	$437.8	$402.4
Cost of sales	189.9	170.3	375.6	343.9
Selling, general and administrative expense	15.3	18.4	30.8	36.9
Pension curtailment and settlement (gain)/loss	(0.6)	—	(0.6)	—
Restructuring and impairment charges	1.6	1.1	2.1	4.4

Operating profit	16.8	12.3	29.9	17.2
Interest expense, net	11.0	7.6	19.0	12.6
Other (income)/expense, net	(0.9)	1.1	(1.3)	1.5

Income/(loss) from continuing operations before income taxes	6.6	3.6	12.2	3.1
Income tax provision/(benefit)	2.4	2.3	3.5	1.6

Income/(loss) from continuing operations	4.2	1.3	8.7	1.5
Income/(loss) from discontinued operations (net of tax for the three and six month periods ended June 30, 2006 and 2005)	(0.1)	(0.3)	(1.2)	(1.6)

Net income/(loss)	$4.2	$1.0	$7.5	$(0.1)

Weighted average common shares	10.1	10.0	10.1	10.0
Weighted average common and equivalent shares	10.9	10.1	10.6	10.1
Income/(loss) per common share — basic:
Income/(loss) from continuing operations	$0.42	$0.13	$0.86	$0.15
Income/(loss) from discontinued operations	(0.01)	(0.03)	(0.12)	(0.16)

Net income/(loss)	$0.41	$0.10	$0.74	$(0.01)

Income/(loss) per common share — assuming dilution:
Income/(loss) from continuing operations	$0.39	$0.13	$0.82	$0.15
Income/(loss) from discontinued operations	(0.01)	(0.03)	(0.11)	(0.16)

Net income/(loss)	$0.38	$0.10	$0.71	$(0.01)

1)Totals may differ slightly from the sum of the respective line items due to rounding.

				Schedule 2
	GenTek Inc.
	Reconciliation of Net Income to Adjusted EBITDA
	(In Millions)
	(Unaudited)
	Three Months		Six Months
	ended		ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income	$4.2	$1.0	$7.5	$(0.1)
Restructuring and impairment charges	1.6	1.1	2.1	4.4
Income Tax	2.4	2.3	3.5	1.6
Net Interest	11.0	7.6	19.0	12.6
Depreciation & amortization (1)	9.7	11.1	19.2	21.1
Addback: Non-recurring expense related to former CEO separation	—	2.2	—	2.2
Addback: Unrealized loss on interest rate collar agreements	—	2.6	—	2.6
Less: Pension curtailment & settlement (gain)/loss	(0.6)	—	(0.6)	—
Less: Gain on insurance recovery, Performance Chemicals	—	(3.4)	—	(3.4)
Less: Gain on dispositions and impairments of equity interests	—	(1.1)	—	(1.1)
(Income)/loss from discontinued operations	0.1	0.3	1.2	1.6

Adjusted EBITDA	$28.4	$23.7	$51.9	$41.5

(1) Depreciation and amortization excludes amortization of financing costs which are included in interest expense.